As filed with U.S. Securities and Exchange Commission on August 27, 2026.

Registration No. 333-298425

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lianhe Sowell International Group Ltd
(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15th Floor, Sannuo Smart Building,

No. 3388 Binhai Ave, Binhai Community,

Nanshan District, Shenzhen, China

Tel: +86-400-616-9629
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Cogency Global Inc.
122 East 42nd Street, 18th Floor, New York, NY 10168
Telephone: (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Arila E. Zhou, Esq. Anna J. Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: (212) 451-2942	Ross D. Carmel, Esq. Shane Wu, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 26th floor New York, NY 10036 Tel: 212-930-9700

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

Lianhe Sowell International Group Ltd (the “Registrant”) is filing this Amendment No. 1 (this “Amendment No. 1”) to the Registration Statement on Form F-1 (Registration No. 333-298425), as amended, initially filed on August 19, 2026 (the “Registration Statement”), as an exhibit-only filing, to file the Form of Placement Agency Agreement as Exhibit 1.1, Form of Warrant as Exhibit 4.2, Form of Securities Purchase Agreement as Exhibit 10.6, to replace the Opinion of Guang Dong Xinchu Law Firm filed as Exhibit 99.1 and to update the table in Part II - Item 7. Recent Sales of Unregistered Securities for clarification purposes. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Companies Act (Revised) of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime. Our Amended and Restated M&A of Association provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default, or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company’s offer letter with each director provides that the Company shall, to the maximum extent provided under applicable law, indemnify and hold harmless such director from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, such director’s performance of his or her duties, other than any such Losses incurred as a result of his or her negligence or willful misconduct. The Company shall advance to such director any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by such director in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on such director’s behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

The transactions described below occurred prior to the First Share Consolidation, which became effective on June 22, 2026. The numbers below reflect the actual number of securities issued as of the applicable issuance date and do not reflect the First Share Consolidation.

Name of Purchaser	Date of Issuance	Number of Shares		Consideration
Lianyue Holding Limited	April 9, 2026	2,000,000	(1)	$334,000
	November 7, 2025	400,000	(1)	$40
	December 12, 2023	15,034,964		$1,503.4964
	July 26, 2023	36		$0.0036
Patton Holding Group Limited	November 7, 2025	600,000	(1)	$60
	December 12, 2023	4,179,946		$417.9946
	July 26, 2023	54		$0.0054
Lianhe Holding Group Limited	December 12, 2023	15,000,000		$1,500
Pengxu Holding Limited	December 12, 2023	2,494,995		249.4995
	July 26, 2023	5		$0.0005
Hezhong Holding Limited	December 12, 2023	2,399,995		$239.9995
	July 26, 2023	5		$0.0005
Centralpower Digital Technology Co., Ltd.	December 12, 2023	1,500,000		$150
Lianhe Digits Technology Holding Co., Ltd.	December 12, 2023	2,295,000		$229.5
Centraltec Intelligence Technology Co., Ltd.	December 12, 2023	2,495,000		$249.5
Lianyu Holding Group Limited	December 12, 2023	1,850,000		$185
Prosperlink Limited	December 12, 2023	1,250,000		$125
Alhambra Capital Limited	December 12, 2023	1,500,000		$150

(1)	Class B ordinary shares, which are convertible into Class A ordinary shares on a one-for-one basis.

The transaction described below occurred after the First Share Consolidation became effective on June 22, 2026.

Name of Purchaser	Date of Issuance	Number of Shares		Consideration
Lianyue Holding Limited	June 30, 2026	2,400,000	(1)	$396,000

(1)	Class B ordinary shares, which are convertible into Class A ordinary shares on a one-for-one basis.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

Exhibit Number	Description
1.1*	Form of Placement Agency Agreement
2.1^	Third Amended and Restated Memorandum and Articles of Association adopted on May 28, 2026(incorporated by reference to Exhibit 1.1 filed with the Annual Report on Form 20-F filed with the Securities and Exchange Commission on August 13, 2026)
4.1^	Registrant’s Specimen Certificate for Class A Ordinary Shares
4.2*	Form of Warrant
5.1^	Opinion of Ogier
5.2^	Opinion of Robinson & Cole LLP regarding the enforceability of the Warrant
10.1^	Employment Agreement between Lianhe Sowell International Group Ltd and its CEO, Yue Zhu, dated December 12, 2023
10.2^	Employment Agreement between Lianhe Sowell International Group Ltd and its CFO, Tracy Chui-Kam Ng dated December 12, 2024
10.3^	Employment Agreement between Shenzhen Sowell Technology Development Company Limited and its CEO, Yue Zhu, dated April 1, 2023
10.4^	Share Subscription Agreement dated April 7, 2026, by and among Lianhe Sowell International Group Ltd, Shenzhen Sowell Technology Development Co., Ltd and Lianyue Holding Limited (Incorporated by reference to Report on Form 6-K filed with the SEC on April 15, 2026.)
10.5^	Share Subscription Agreement dated June 30, 2026, by and among Lianhe Sowell International Group Ltd, Shenzhen Sowell Technology Development Co., Ltd and Lianyue Holding Limited (Incorporated by reference to Report on Form 6-K filed with the SEC on July 2, 2026.)
10.6*	Form of Securities Purchase Agreement
14.1^	Code of Business Conduct and Ethics of the Registrant
21.1^	Subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 filed with the Annual Report on Form 20-F filed with the Securities and Exchange Commission on August 13, 2026)
23.1^	Consent of WWC P.C., an independent registered public accounting firm
23.2^	Consent of EliteCPA P.C., an independent registered public accounting firm
23.3^	Consent of Ogier (included in Exhibit 5.1)
23.4^	Consent of Robinson & Cole LLP (included in Exhibit 5.2)
23.5^	Consent of Guangdong Xinchu Law Firm, PRC counsel to the Registrant (included in Exhibit 99.1)
99.1*	Opinion of Guangdong Xinchu Law Firm, PRC counsel to the Registrant, regarding certain PRC law matters
107^	Filing Fee Table
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

^	Previously filed.

*	Filed herewith.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate Offering Price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering, unless the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

4.	For the purpose of determining any liability under the Securities Act, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, PRC, on August 27, 2026.

Lianhe Sowell International Group Ltd

By:	/s/ Yue Zhu
	Name:	Yue Zhu
	Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yue Zhu	Chief Executive Officer and Chairman	August 27, 2026
Name: Yue Zhu	(Principal Executive Officer)

*	Chief Financial Officer	August 27, 2026
Name: Tracy Chui-Kam Ng	(Principal Financial and Accounting Officer)

*	Director	August 27, 2026
Name: Yong Ling

*	Director	August 27, 2026
Name: Chun Yu Leeds Chow

*	Director	August 27, 2026
Name: Hoi Hin Wong
*By: /s/Yue Zhu Name: Yue Zhu Title: Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, NY, on August 27, 2026.

U.S. AUTHORIZED REPRESENTATIVE Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.